Exhibit 99.1

Whole Foods Market To Challenge FTC’s Opposition to Wild Oats Merger

Austin, Texas.  June 5, 2007.  Whole Foods Market, Inc. (Nasdaq: WFMI) announced, in connection with its tender offer for all of the outstanding shares of Wild Oats Markets, Inc. (Nasdaq: OATS), that  the Federal Trade Commission (FTC) has advised Whole Foods Market that it will file a complaint in the U.S. District Court for the District of Columbia seeking to block the proposed acquisition.  The FTC also has advised Whole Foods Market that it will ask the Court to enter a temporary restraining order that would prohibit the Company from completing its acquisition of the shares of Wild Oats until the Court has resolved the FTC’s request for a preliminary injunction.

John Mackey, Chairman and Chief Executive Officer of Whole Foods Market, stated, “We are very disappointed by this decision and we intend to vigorously challenge the FTC in court.  The FTC has failed to recognize the robust competition in the supermarket industry, which has grown more intense as competitors increase their offerings of natural, organic and fresh products, renovate their stores and open stores with new banners and formats resembling Whole Foods Market.  Evidently the FTC does not appreciate the many benefits for consumers of the proposed merger, including our plan to invest capital in and improve many of the stores currently owned by Wild Oats.”

The FTC’s challenge to the proposed merger is based on its contention that the relevant antitrust product market is limited to natural and organic food stores and excludes other supermarkets.  The Company believes that the FTC’s position is without basis and contrary to its position in past merger reviews, where its definition of supermarkets has included conventional supermarkets as well as Whole Foods Market and Wild Oats.

About the Transaction: On February 21, 2007, the Company entered into a merger agreement with Wild Oats Markets, Inc., pursuant to which we, through our subsidiary, have commenced a tender offer to purchase all the outstanding shares of Wild Oats at a purchase price of $18.50 per share in cash.  Based on the FTC’s attempt to block the acquisition and the Company’s intent to challenge the FTC, the Company anticipates announcing the extension of the expiration date for the tender offer to purchase outstanding shares of Wild Oats Markets, Inc. in the near future; currently that expiration date is 5:00 p.m., New York City time, on Wednesday June 20, 2007.

About Whole Foods Market: Founded in 1980 in Austin, Texas, Whole Foods Market(R) is a Fortune 500 company and one of the leading retailers of natural and organic foods. The Company had sales of $5.6 billion in fiscal year 2006 and currently has 195 stores in the United States, Canada and the United Kingdom.

About Wild Oats: Wild Oats Markets, Inc. is a nationwide chain of natural and organic foods markets in the U.S. and Canada. With more than $1.2 billion in annual sales, the Company currently operates 110 natural food stores in 24 states and British Columbia, Canada. The Company’s markets include: Wild Oats Marketplace, Henry’s Farmers Market, Sun Harvest and Capers Community Markets. For more information, please visit the Company’s website at www.wildoats.com.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward looking statements. These risks include but are not limited to general business conditions, the timely development and opening of new stores, the impact of competition, and other risks detailed from time to time in the Company’s SEC reports, including the reports on Form 10-K for the fiscal year ended September 24, 2006. Whole Foods Market undertakes no obligation to update forward-looking statements.

Securities Law Disclosure:  The description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of Wild Oats Markets, Inc. Whole Foods Market, Inc. and WFMI Merger Co. have filed with the Securities and Exchange Commission a tender offer statement on Schedule TO and certain amendments thereto, and have mailed an offer to purchase, forms of letter of transmittal and related documents to Wild Oats’ stockholders. Wild Oats has filed with the Securities and Exchange Commission, and has mailed to Wild Oats’ stockholders, a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. These documents contain important information about the tender offer, including the terms of the tender offer, and stockholders of Wild Oats are urged to read them carefully. Stockholders of Wild Oats may obtain a free copy of these documents and other documents filed by Wild Oats or Whole Foods Market with the Securities and Exchange Commission at the website maintained by the Securities and Exchange Commission at http://www.sec.gov or by contacting the information agent for the tender offer, Georgeson Inc., at (212) 440-9800 or (866) 313-2357 (toll free), or the dealer manager for the tender offer, RBC Capital Markets Corporation, at (415) 633-8668 or (800) 777-9315 x8668 (toll free).